Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS
Cawley, Gillespie & Associates, Inc.
Petroleum Consultants
306 West Seventh Street, Suite 302
Fort Worth, Texas 76102
817-336-2461
March 30, 2010
Magnum Hunter Resources Corporation
777 Post Oak Blvd, Suite 910
Houston, TX 77056
Gentlemen:
As independent petroleum consultants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-161937; 333-146782; 333-145735 and; 333-132596) of Magnum Hunter Resources Corporation, and in each of the related prospectuses, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of December 31, 2009, and to the inclusion of our report, in the form and context in which it appears, in this Annual Report on Form 10-K and to all references to our firm included in this Annual Report.

Very truly yours, Cawley, Gillespie & Associates, Inc.